UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 21, 2026

SOLENO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 Marine Pkwy, Suite 400

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.001 par value	SLNO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Named Executive Officer Compensation

On January 21, 2026, the Board of Directors of Soleno Therapeutics, Inc., (the “Company”) following a review of the Company’s executive compensation program by its independent compensation consultant and Compensation Committee, and upon the Compensation Committee’s recommendations, approved certain increases to the base salaries for fiscal year 2026, the payment of cash bonuses for fiscal year 2025 and certain equity awards for the Company’s named executive officers as follows:

Name and Principal Position	Fiscal Year 2026 Annual Base Salary(1)	Fiscal Year 2025 Cash Bonus Award	Options(2)	Restricted Stock Awards(3)
Anish Bhatnagar Chief Executive Officer	$765,000	$487,740	131,400	114,200
James Mackaness Chief Financial Officer	$529,000	$218,708	32,800	28,600
Meredith Manning Chief Commercial Officer	$515,000	$201,588	32,800	28,600
Patricia Hirano Senior Vice President of Regulatory Affairs	$447,000	$161,784	11,900	10,400

(1)	Effective as of January 1, 2026.
(2)

One forty-eighth (1/48th) of the shares subject to the Option shall vest on the first monthly anniversary of January 1, 2026 (the Vesting Commencement Date), and one forty-eighth (1/48th) of the remaining shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date.

(3)	One hundred percent (100%) of the RSU shares shall vest on December 15, 2027.

Also on January 21, 2026, the Board of Directors, upon the recommendation of the Compensation Committee, approved a Key Executive Change in Control and Severance Plan (the “Executive Plan”). The Executive Plan was approved to make certain enhancements in the event of certain qualifying terminations of employment, both outside of and in connection with a change in control of the Company, to better align with market practices and to align Company’s severance practices across the organization. The Executive Plan is summarized below.

The Executive Plan provides for certain severance payments and benefits to be provided to a participant in the event such participant’s employment is terminated under specified circumstances as set forth in the Executive Plan, subject to the participant satisfying certain conditions, including the delivery of a release of all claims in favor of the Company. Participants under the Executive Plan include all Vice Presidents and above, including the Company’s named executive officers currently employed by the Company: Anish Bhatnagar, the Chief Executive Officer, James Mackaness, the Chief Financial Officer, Meredith Manning, the Chief Commercial Officer, and Patricia Hirano, the Senior Vice President of Regulatory Affairs.

If a participant experiences either a termination without “Cause” or a “Good Reason Termination” (each, as defined in the Executive Plan, and either referred to as an “Involuntary Termination”) outside of the time period commencing three months prior to a change in control and ending 12 months after a change in control (the “Change in Control Period”), the Company shall provide the participant with a payment equal to a number of months of base salary plus the target bonus percentage for the year in which the Involuntary Termination occurs, and a number of months of COBRA coverage, each as described in the table below. No vesting acceleration of then-outstanding equity awards is provided under the Executive Plan upon an Involuntary Termination outside of the Change in Control Period, except in the case of the Chief Executive Officer.

Participant	Salary (# Mos.)	Target Bonus (%)	COBRA (# Mos.)	Equity Acceleration (%)
Chief Executive Officer	18	100	18	25
Remainder C-Suite	12	Prorated, 100% max	12	n/a
Senior Vice President	9	Prorated, 75% max	9	n/a
Vice President	6	Prorated, 50% max	6	n/a

If a participant experiences an Involuntary Termination during the Change in Control Period, the Company shall provide the participant with a payment equal to a number of months of base salary plus the target bonus percentage for the year in which the Involuntary Termination occurs, a number of months of COBRA coverage and full vesting acceleration of then-outstanding equity awards, each as described in the table below.

Participant	Salary (# Mos.)	Target Bonus (%)	COBRA (# Mos.)	Equity Acceleration (%)
Chief Executive Officer	24	150	24	100
Remainder C-Suite	18	100	18	100
Senior Vice President	12	75	12	100
Vice President	9	50	9	100

The Executive Plan provides that if any payments or benefits received by a participant under the Executive Plan or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount results in a greater amount received by the participant on an after-tax basis. The Executive Plan does not require the Company to provide any tax gross-ups.

The foregoing description of the Executive Plan is not complete and is qualified in its entirety by reference to the full text of the form of Executive Plan, which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Change in Control and Severance Plan, and related Participation Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.
Date: January 23, 2026

	By:	/s/ Anish Bhatnagar
Anish Bhatnagar
Chief Executive Officer